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N-SAR ITEM 77C
Sub-item 77c is incorporated herein by reference to the proxy statement of the Registrant filed with the SEC on or about June 2, 1995.

a)       An Annual Meeting of Shareholders was held on July 21, 1995.

b)       The election of Trustees included (and are now in office):

         J. Miles Branagan, Richard E. Caruso, Philip P. Gaughan, Roger Hilsman, R. Craig Kennedy, Donald C. Miller, Jack E. Nelson, Don G. Powell, David Rees, Jerome L. Robinson, Lawrence J. Sheehan, Fernando Sisto, Wayne W. Whalen and William S. Woodside.

         Effective September 7, 1995, Mr. Caruso ceased serving as a Trustee and Ms. Linda H. Heagy commenced serving as a Trustee.

         Effective January 29, 1996, Messrs. Gaughan, Rees, and Sheehan ceased serving as Trustees and Mr. Dennis J. McDonnell commenced serving as a Trustee.

c)       The following were voted on at the meeting:

1) Approval of the Fund's reorganization and conversion to a Delaware business trust.

         For   215,897,422.592                      Against  3,831,389.327

2) Ratification of the selection of Price Waterhouse LLP as independent accountants for the Fund's current fiscal year.

         For   223,683,139.434                      Against  2,471,051.985

d)       Inapplicable